Artisan Partners Asset Management Inc. Reports March 2025 Assets Under Management
Milwaukee, WI - April 09, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of March 31, 2025 totaled $162.4 billion. Artisan Funds and Artisan Global Funds accounted for $79.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $83.2 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of March 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$19,249
Global Discovery	1,736
U.S. Mid-Cap Growth	10,282
U.S. Small-Cap Growth	2,702
Franchise	700
Global Equity Team
Global Equity	345
Non-U.S. Growth	12,988
China Post-Venture	109
U.S. Value Team
Value Equity	4,942
U.S. Mid-Cap Value	2,582
Value Income	16
International Value Group
International Value	46,849
International Explorer	631
Global Special Situations	6
Global Value Team
Global Value	29,929
Select Equity	327
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,625
Credit Team
High Income	12,062
Credit Opportunities	287
Floating Rate	85
Developing World Team
Developing World	4,147
Antero Peak Group
Antero Peak	1,899
Antero Peak Hedge	222
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,353
EMsights Capital Group
Global Unconstrained	879
Emerging Markets Debt Opportunities	1,040
Emerging Markets Local Opportunities	1,398

Total Firm Assets Under Management ("AUM")	$162,390
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $112.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.